EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-72491, No. 333-576, No. 333-578, No. 333-580, No. 333-582, No. 333-24929, No. 333-31397, No. 333-134394 and No. 333-134395) of The Hanover Insurance Group, Inc. of our report dated February 26, 2007 relating to the financial statements, which appears in this Annual Report to Shareholders on Form 10-K. We also consent to the incorporation by reference of our report dated February 26, 2007 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2007